Exhibit 3.4

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ZSPACE, INC.

zSpace, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

FIRST: The name of the Corporation is zSpace, Inc., and the name under which the Corporation was originally incorporated is Infinite Z, Inc.

SECOND: The date on which the Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware is October 26, 2006 and was amended and restated by that certain Amended and Restated Certificate of Incorporation, filed with the Secretary of State of the state of Delaware on December 29, 2023, and was further amended by that certain Certificate of Amendment filed with the Secretary of State of the state of Delaware on July 12, 2024, and was further amended by that certain Certificate of Amendment filed with the Secretary of State of the state of Delaware on October 25, 2024.

THIRD: The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions amending its Certificate of Incorporation as follows:

Paragraph 5.1.1 in Paragraph B of Article FOURTH is hereby amended and restated to read in its entirety as follows:

“5.1.1            Trigger Events. Upon either (a) immediately prior to the closing of the sale of shares of Common Stock to the public in a firm-commitment underwritten public offering (i) pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in at least $8,750,000 of gross proceeds to the Corporation or (ii) pursuant to a similar regulatory framework applicable to a non-U.S. public offering resulting in at least $8,750,000 of gross proceeds to the Corporation, in either case, with such offering resulting in the Common Stock being listed for trading on an exchange or marketplace approved by the Board of Directors (a “Qualified Public Offering”) or (b) the date and time, or the occurrence of an event, specified by a vote or written consent of the Requisite Holders (the time of such closing or the date and time specified or the time of the event specified in such vote or written consent is referred to herein as the “Mandatory Conversion Time”), then (i) all outstanding shares of Series A Preferred Stock shall automatically be converted into shares of Common Stock, at the then effective conversion rate as calculated pursuant to Section 4.1.1 and (ii) such shares may not be reissued by the Corporation.”

FOURTH: Thereafter pursuant to a resolution of the Board of Directors of the Corporation this Certificate of Amendment was submitted to the stockholders of the Corporation for their approval, and the Corporation’s stockholders, in lieu of a meeting, duly adopted this Certificate of Amendment by the written consent of the holders of a majority of the issued and outstanding stock of the Corporation entitled to vote thereon, in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, zSpace, Inc. has caused this Certificate of Amendment to be duly signed by its Chief Executive Officer as of this 7th day of November, 2024.

ZSPACE, INC.

By:	/s/ Paul Kellenberger
Name:	Paul Kellenberger
Title:	Chief Executive Officer

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